Exhibit 10.2

EMPLOYMENT SEVERANCE AGREEMENT

This Employment Severance Agreement (the “Agreement”) is made and entered into effective as of February 1, 2016 (the “Effective Date”), by and between Brian B. Hansen (the “Employee”) and Tandem Diabetes Care, Inc. (the “Company”).

R E C I T A L S

A. The Company and the Employee have entered into that employment letter agreement dated January 12, 2016, and that Employee Proprietary Information Agreement dated January 19, 2016 (the “Existing Agreements”).

B. The Board of Directors of the Company (the “Board”) believes the Company should provide the Employee with certain severance benefits should the Employee’s employment with the Company terminate under certain circumstances, such benefits to provide the Employee with enhanced financial security and sufficient incentive and encouragement to remain with the Company.

C. Certain capitalized terms used in the Agreement are defined in Section 4 below.

AGREEMENT

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Employee by the Company, the parties agree as follows:

1. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and practices or in accordance with other agreements between the Company and the Employee.

2. Severance and Change of Control Benefits.

(a) Benefits upon Termination in Connection with a Change of Control. If, on or within three (3) months prior to a Change of Control or within twelve (12) months after a Change of Control, the Employee’s employment terminates as a result of an Involuntary Termination or a Resignation For Good Reason and the Employee signs, complies with and does not revoke a Release of Claims, then the Employee shall receive the following severance benefits:

(i) the Employee will receive during the eighteen (18) month period immediately following the date of the Involuntary Termination or the Resignation For Good Reason (if such termination or resignation occurred after the Change of Control) or on the date of the Change of Control (if such termination or resignation occurred on or before the Change of Control), as applicable (the “Severance Period”), a guarantee of salary continuation equal to the Employee’s monthly portion of Base Compensation on the date of termination, less applicable withholdings and deductions;

(ii) (A) the Employee will vest in and have the right to exercise all of the Employee’s outstanding options, restricted stock units and stock appreciation rights that were otherwise

Exhibit 10.2

unvested as of the date of such Involuntary Termination or Resignation For Good Reason, (B) all of the Company’s rights to repurchase vested and unvested restricted stock or restricted stock units from the Employee shall lapse as to that number of shares in which such repurchase rights have yet to lapse and (C) any right of the Company to repurchase any common stock of the Company shall terminate including under any right of first refusal.

(b) Voluntary Resignation; Termination for Cause. If the Employee’s employment with the Company terminates other than as a result of an Involuntary Termination or Resignation For Good Reason, then the Employee will not be entitled to receive severance change in control benefits as defined in this Section 2 or other severance or benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(c) Disability; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or the Employee’s employment terminates due to the Employee’s death, then the Employee will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(d) Miscellaneous. Upon the termination of the Employee’s employment for any reason, (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused paid time off through the Termination Date; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by applicable law.

3. Limitations on Payments.

(a) Code Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if the Employee is a “specified employee” within the meaning of Section 409A at the time of the Employee’s termination (other than due to death), then the severance payable to the Employee, if any, pursuant to this Agreement, together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), that are payable within the first six (6) months following the Employee’s termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Employee dies following the Employee’s termination but prior to the six (6) month anniversary of the Employee’s termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

Exhibit 10.2

(iii) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. For purposes of this Agreement, “Section 409A Limit” shall mean the lesser of two (2) times: (i) the Employee’s annualized compensation based upon the annual rate of pay paid to the Employee during the Company’s taxable year preceding the Company’s taxable year of the Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Employee’s employment is terminated.

(iv) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A.

(b) Code Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 3(b), would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s benefits under Section 2 of this Agreement shall be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 3(b) shall be made in writing by the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 3(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3(b). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 3(b).

4. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Base Compensation. “Base Compensation” means the Employee’s (i) annual base salary paid by the Company for services performed as in effect on the Termination Date; and (ii) target cash bonus and/or other forms of cash incentive compensation for the fiscal year in which the Change of Control is effective.

Exhibit 10.2

(b) Cause. “Cause” means:

(i) the Employee’s continued intentional and demonstrable failure to perform his or her duties customarily associated with the Employee’s position as an employee of the Company or its respective successors or assigns, as applicable (other than any such failure resulting from the Employee’s mental or physical Disability) after the Employee has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Employee has not devoted sufficient time and effort to the performance of his or her duties and has failed to cure such non-performance within thirty (30) days after receiving such notice (it being understood that if the Employee is in good faith performing his or her duties, but is not achieving results the Company deems satisfactory for the Employee’s position, it will not be considered to be grounds for termination of the Employee for “Cause”);

(ii) the Employee’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(iii) the Employee’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against, and causing material harm to, the Company or its respective successors or assigns, as applicable;

(iv) the Employee’s unauthorized use of the Company’s material confidential information; or

(v) the Employee’s prohibited or unauthorized competitive activity.

The Employee will receive notice and an opportunity to be heard before the Board with the Employee’s own attorney before any termination for Cause is deemed effective. Notwithstanding anything to the contrary, the Board may immediately place the Employee on administrative leave (with full pay and benefits to the extent legally permissible) but will allow reasonable access to Company information, employees and business should the Employee wish to avail himself and prepare for his or her opportunity to be heard before the Board prior to the Board’s termination for Cause. If the Employee avails himself or herself of the Employee’s opportunity to be heard before the Board, and then fails to make himself or herself available to the Board within thirty (30) days of such request to be heard, the Board may thereafter cancel the administrative leave and terminate the Employee for Cause. Likewise, if the Board fails to make itself available to the Employee and his or her counsel within thirty (30) days of the Employee’s request to be heard, Employee will be entitled to terminate his or her employment with the Company and such termination will be treated as a resignation by Employee for Involuntary Termination.

(c) Change of Control. “Change of Control” means (A) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing the Company’s jurisdiction of incorporation), unless the Company’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the surviving or acquiring entity, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board and in which the Board determines is not a Change of Control for the purposes of this Agreement will not be considered a Change

Exhibit 10.2

of Control, or (B) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

(d) Disability. “Disability” means the Employee has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement or 180 days in any consecutive twelve (12) month period, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(e) Involuntary Termination. “Involuntary Termination” means termination of the Employee’s employment, without the Employee’s consent, by the Company for any reason other than Cause.

(f) Release of Claims. “Release of Claims” shall mean a waiver by the Employee, in a form satisfactory to the Company, of all employment-related obligations of and claims and causes of action against the Company, and a non-disparagement agreement by the Employee in a form satisfactory to the Company. Whenever in this Agreement a payment or benefit is conditioned on Employee’s execution of a Release of Claims, such Release of Claims must be executed, and all applicable revocation periods shall have expired, within sixty (60) days after the date of termination, failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes non-exempt “deferred compensation” for purposes of Section 409A of the Code, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the Release of Claims becomes irrevocable in the first such calendar year.

(g) Resignation for Good Reason. “Resignation for Good Reason” shall mean a resignation by Employee following a Change of Control and following the occurrence of one of the following:

(i) a material reduction in the Employee’s Base Compensation;

(ii) any material breach by the Company of any material provision of this Agreement which continues uncured for thirty (30) days following notice thereof;

(iii) a material reduction in the Employee’s duties, responsibilities or authority; or

(iv) a change of fifty (50) miles or more of the geographic location at which the Employee must primarily perform services for the Company.

Any purported Resignation for Good Reason pursuant to Section 4(e)(i) through (e)(iv) above will not be effective until the Employee has delivered to the Company, within sixty (60) days of the initial existence of the Good Reason condition, a written explanation that describes the basis for the Employee’s

Exhibit 10.2

belief that the Employee should be permitted to terminate the Employee’s employment and have it treated as a Resignation for Good Reason and the Company has been given thirty (30) days following delivery of such notice to cure any curable violation. In no instance will a resignation by Employee be deemed to be a Resignation for Good Reason if it is made more than twelve (12) months following the initial existence of one or more of the conditions that constitute Good Reason hereunder.

(h) Termination Date. “Termination Date” shall mean the date on which an event that would constitute an Involuntary Termination or a Resignation for Good Reason occurs, or the later of (i) the date on which a notice of termination is given, or (ii) the date (which shall not be more than thirty (30) days after the giving of such notice) specified in such notice.

5. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement pursuant to this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to the Employee at the home address that the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer or principal human resources person.

(b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination or Resignation for Good Cause shall be communicated by a notice of termination to the other party hereto given in accordance with Section 6(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination or Resignation for Good Cause shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing the Employee’s rights hereunder.

7. Term and Termination. The term of this Agreement shall be one year from the Effective Date; provided, however, that this Agreement shall automatically renew for successive 1-year periods unless either party gives the other party notice, at least 60 days in advance of the next renewal date, of such party’s intent that this Agreement terminate effective as of such next renewal date, in which case the

Exhibit 10.2

Agreement shall terminate as of such next renewal date; provided further, however, that in the event a Change of Control that precedes the effective date of any such termination, the term of this Agreement shall extend at least until the one (1)-year anniversary of such Change of Control. Notwithstanding the foregoing, if the Employee becomes entitled to benefits pursuant to Section 2(a) or 2(b) of this Agreement, this Agreement will not terminate until, but will terminate at, such time that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

8. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement.

(b) Waiver and Amendment. No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement or in the Existing Agreements have been made or entered into by either party with respect to the subject matter hereof.

(d) Severance Provisions in Other Agreements. The Employee acknowledges and agrees that the severance provisions set forth in this Agreement shall supersede any such provisions in any other agreement entered into between the Employee and the Company.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

(h) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes. If the Company does not make such withholdings on Employee’s behalf, Employee shall pay when due all such taxes (and any related penalties and interest) imposed on Employee and shall indemnify the Company for Employee’s failure to do so.

(i) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such

Exhibit 10.2

assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page to Follow]

Exhibit 10.2

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	TANDEM DIABETES CARE, INC.

	By:	/s/ Kim D. Blickenstaff
Kim D. Blickenstaff, Chief Executive Officer

EMPLOYEE:	By:	/s/ Brian B. Hansen
Brian B. Hansen